Exhibit 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Agreement"), dated as of May 8, 2009 is entered into by and among Telanetix, Inc., a Delaware corporation (the "Company"), Enable Growth Partners LP ("Enable Growth"), Enable Opportunity Partners LP ("Enable Opportunity"), Pierce Diversified Strategy Master Fund LLC, ena ("Pierce") and Crescent International Ltd. ("Crescent" and collectively with Enable Growth, Enable Opportunity and Pierce, the "Holders"). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Exchange Agreement (as defined below).

WHEREAS, the Company and the Holders are parties to that certain Securities Purchase Agreement dated December 28, 2006, pursuant to which the Company issued to the Holders, among other securities, common stock purchase warrants to purchase shares of Common Stock (the "December 2006 Warrants");

WHEREAS, the Company and the Holders are parties to that certain Securities Purchase Agreement dated February 12, 2007, pursuant to which the Company issued to the Holders, among other securities, common stock purchase warrants to purchase shares of Common Stock (the "February 2007 Warrants");

WHEREAS, the Company and Enable Growth, Enable Opportunity and Pierce are parties to that certain Securities Purchase Agreement dated August 30, 2007, pursuant to which the Company issued to the Holders shares of convertible preferred stock and common stock purchase warrants to purchase shares of Common Stock (the "Series A August 2007 Warrants");

WHEREAS, the Company and Enable Growth, Enable Opportunity and Pierce are parties to that certain Securities Purchase Agreement dated August 30, 2007, pursuant to which the Company issued to the Holders convertible senior secured debentures and common stock purchase warrants to purchase shares of Common Stock (the "Debenture August 2007 Warrants" and together with the Series A August 2007 Warrants, the "August 2007 Warrants");

WHEREAS, the Company, Enable Growth and Pierce are parties to that certain Securities Purchase Agreement dated March 27, 2008 (the "March Purchase Agreement") pursuant to which the Company issued to Enable Growth and Pierce, among other securities, common stock purchase warrants to purchase shares of Common Stock (the "March 2008 Warrants");

WHEREAS, the Company and the Holders are parties to that certain Securities Exchange Agreement dated June 30, 2008 (the "Exchange Agreement") pursuant to which the Company issued to the Holders Amended and Restated Senior Secured Convertible Debentures, due June 30, 2014 (the "June 2008 Debentures");

WHEREAS, the Company and Enable Growth are parties to that certain Debenture and Warrant Purchase Agreement dated August 13, 2008 (the "August Purchase Agreement") pursuant to which the Company issued to Enable Growth Senior Secured Convertible Debentures due June 30, 2014 (the "August 2008 Debentures") and common stock purchase warrants to purchase Common Stock (the "August 2008 Warrants");

WHEREAS, the Company and Enable Growth are parties to that certain Debenture and Warrant Purchase Agreement dated December 11, 2008 (the "December Purchase Agreement" and collectively with the March Purchase Agreement, the Exchange Agreement and the August Purchase Agreement, the "Prior Agreements") pursuant to which the Company issued to Enable Growth Senior Secured Convertible Debentures due June 30, 2014 (the "December 2008 Debentures") and common stock purchase warrants to purchase Common Stock (the "December 2008 Warrants"):

WHEREAS, pursuant to that certain Securities Purchase Agreement dated October 31, 2008, Enable Growth purchased from each of Hudson Bay Fund, LP, and Hudson Bay Overseas Fund, Ltd. (together, "Hudson Bay"), all of the debentures previously issued by the Company to Hudson Bay (the "HB Debentures" and collectively with the June 2008 Debentures, the December 2008 Debentures and the August 2008 Debentures, the "Debentures") and common stock purchase warrants previously issued by the Company to Hudson Bay (the "HB Warrants" and collectively with the December 2006 Warrants, February 2007 Warrants, August 2007 Warrants, March 2008 Warrants, August 2008 Warrants and the December 2008 Warrants, the "Warrants");

WHEREAS, the Company has requested that the Holders agree to certain amendments to the Debentures and Warrants, and the Holders have agreed to such request, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Amendments to the Debentures.  The following is hereby added as new Section 10 of each of the Debentures:

"Section 10.  So long as the Debentures are outstanding, the Company hereby agrees as follows:

a. At all times, the Company and its consolidated Subsidiaries shall maintain a cash balance (net of all outstanding checks) of no less than $300,000.

b. The Company and its consolidated Subsidiaries shall achieve gross revenue for each three month period ending on March 31, June 30, September 30 and December 31 of at least 80% of the average of the gross revenue for the two three month periods immediately prior to the applicable three month period.  By way of an example, if the Company and its consolidated Subsidiaries achieve gross revenue of $7,000,000 for the three-month period ending June 30, 2009, and the Company and its consolidated Subsidiaries achieved gross revenue of $9,000,000 for the three-month period ending March 31, 2009, and achieved gross revenue of $8,800,000 for the three-month period ending on December 31, 2008, the Company will have failed to satisfy this covenant.

c. The Company and its consolidated Subsidiaries shall achieve, on a rolling two-consecutive quarter basis (i.e., for quarterly periods ending March 31, the sum of the  three-month Adjusted EBITDA of the three months ended December 31 and March 31, for quarterly periods ending June 30, the sum of the three-month Adjusted EBITDA of the three months ended March 31 and June 30, for quarterly periods ending September 30, the sum of the three-month Adjusted EBITDA of the three months ended June 30 and September 30, and for quarterly periods ending December 31, the combined three-month Adjusted EBITDA of the three months ended September 30 and December 31), commencing with the quarter ending June 30, 2009, Adjusted EBITDA of at least $0.00 or greater.

As used herein, "Adjusted EBITDA" means and shall be calculated, for the applicable period, by taking the net income of the Company and its consolidated Subsidiaries for the applicable period, determined in accordance with GAAP, consistently applied, and adding to that amount the sum of the following: (i) any provision for (or less any benefit from) income taxes, plus (ii) any deduction for interest expense, net of interest income, plus (iii) depreciation and amortization expense, plus (iv) non-cash expenses (such as stock-based compensation and warrant compensation), plus (v) expenses related to changes in fair market value of warrant and beneficial conversion features, plus (vi) expenses related to impairment of tangible and intangible assets.

d.             The Company shall notify the Holder within thirty days from the end of each interim quarterly period and within sixty days from the end of each fiscal year referred to in this Section 10, in the event that the Company fails to satisfy the covenants set forth in this Section 10, and shall publicly disclose such failure on a Form 8-K within two Business Days of such disclosure to the Holder.

e.             All determinations of the components of cash balance, gross revenue and Adjusted EBITDA shall be derived from the Company's most recently filed Form 10-Q or Form 10-K, as applicable.  In addition, in the event the Company fails to file a Form 10-Q or 10-K (or successor forms) for any of the reporting periods for the above-referenced covenants on or before the last date such form is required to be filed (after permitted extensions under the Exchange Act) with financial and other information for the applicable period evidencing satisfaction of the applicable covenant, the Company shall irrevocably be deemed to have failed to satisfy such covenant.

f.             In the event that the Company fails to comply or satisfy any of the covenants set forth in this Section 10, such failure shall constitute an Event of Default under this Debenture."

2. Adjustment to Conversion Price of Debentures. The Conversion Price of the Debentures is hereby adjusted to equal $0.30 per share, subject to further adjustment as set forth in the Debentures. As such, Section 4(b) of the Debentures is hereby deleted in its entirety and replaced with the following: "Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.30, subject to adjustment herein (the "Conversion Price")."

3. Adjustment to Interest Payments on the Debentures.  The interest payable on the Debentures shall be, as of the date hereof, payable in cash only, and payable on January 1, April 1, July 1 and October 1, at the rate of (a) 0% per annum until June 30, 2011 and (b) 5% per annum from July 1, 2011 until the Maturity Date of such Debenture.  All references to the Company's ability to pay interest in shares of Common Stock are hereby deemed removed.  As such, Section 2 of each Debenture is hereby deleted in its entirety and replaced with the following:

"(a)           Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of (i) 0% per annum from October 1, 2008 until June 30, 2011 and (ii) 5% per annum from July 1, 2011 until the Maturity Date, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after October 1, 2008, on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an "Interest Payment Date") (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

(b)           [Intentionally Omitted.]

(c)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.   Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the "Debenture Register").

(d)           Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law ("Late Fees") which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full.

(e)           Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder."

4. Optional Redemption Amount.  The definition of Optional Redemption Amount in each of the Debentures is hereby deleted in its entirety and replaced with the following:

""Optional Redemption Amount" means the sum of (i) 100% of the then outstanding principal amount of the Debenture, (ii) accrued but unpaid interest, (iii) an amount equal to all interest that would have accrued if the principal amount subject to such Optional Redemption had remained outstanding through the Maturity Date and (iv) all liquidated damages and other amounts due in respect of the Debenture."

5. Exchange of Warrants.  (a)  Effective as of the date hereof, on or before the Termination Date of the applicable Warrant, each of the Holders shall have the right, exercisable in its sole discretion on written notice to the Company (each, a "Notice of Exchange"), from time to time, to exchange (an "Exchange") for no cash consideration, all or a portion of the Warrants then held by such Holder for shares of Common Stock (such shares, the "Exchange Shares"), at a ratio of one share of Common Stock for each 1.063 shares of Common Stock underlying such Warrants (subject to adjustment as provided therein) (the "Exchange Ratio").  The number of shares of Common Stock underlying the Warrants held by each Holder as of the date hereof, along with the issuance and expiration dates thereof, are as set forth on Schedule A hereto.  The aggregate number of Exchange Shares issuable to Enable Growth, Enable Opportunity and Pierce pursuant to this Section 5 shall be 11,000,000, and the aggregate number of Exchange Shares issuable to Crescent shall be 542,588 (each of which shall be subject to adjustment as set forth in Section 3 of the Warrants). No such Exchange requested by any Holder shall exceed the Beneficial Ownership Limitation of the Common Stock issued and outstanding from time to time (as defined in Section 2(d) of each of the Warrants).  The Company acknowledges and agrees that each Holder may request an Exchange from time to time until such time as the Warrants held by such Holder, as the case may be, are no longer outstanding.  The Company acknowledges and agrees that the shares of Common Stock issuable upon an Exchange shall be issued free of any restrictive legend and within 3 Trading Days from the date the Notice of Exchange is delivered by the applicable Holder in connection with such Exchange in accordance with this Section 5 (which notice shall include the Holder's DTC instructions for delivery).  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender the Warrant to the Company in connection with an Exchange until the Holder has Exchanged the Warrant for all of the Exchange Shares issuable upon Exchange of such Warrant, in which case, the Holder shall surrender the Warrant to the Company for cancellation within 3 Trading Days of the date the final Notice of Exchange is delivered to the Company.  Partial Exchanges of the Warrant resulting in acquisitions of a portion of the total number of Exchange Shares available thereunder shall have the effect of lowering the outstanding number of Exchange Shares acquirable thereunder in an amount equal to the applicable number of Exchange Shares received.  The Holder and the Company shall maintain records showing the number of Exchange Shares received and the date of such Exchanges.  The Company shall deliver any objection to any Notice of Exchange within 1 Business Day of receipt of such notice.  The Holder and any assignee, by acceptance of the Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the acquisition of a portion of the Exchange Shares, the number of Exchange Shares available at any given time may be less than the amount stated herein.

(b)           Fundamental Transaction. If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent exercise of the exchange rights in Section 5(a) above, each Holder shall have the right to receive, for each Exchange Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(d) of the Warrants, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Exchange right in Section 5(a) is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) of the Warrant).  For purposes of any such exercise, the determination of the effective exercise price of the Exchange right (i.e, $.0001 per Exchange Share, the "Effective Exchange Price") shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Effective Exchange Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Exchange right following such Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Company or any Successor Entity (as defined below) shall, at the Holder's option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the Exchange right granted to the Holder hereunder from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of the Exchange right on the date of the consummation of such Fundamental Transaction.  "Black Scholes Value" means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg, L.P. ("Bloomberg") determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Exchange right  and the other Transaction Documents in accordance with the provisions of this Section 5(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Exchange right described in Section 5(a), a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Exchange right which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Exchange right (without regard to any limitations on the exercise of this Exchange right) prior to such Fundamental Transaction, and with an exercise price which applies the Effective Exchange Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Exchange right immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Exchange right and the other Transaction Documents referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Exchange right  and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

6. Amendment to the Warrants.  Section 3(b) of the Warrants is hereby amended and replaced in its entirety with the following:  "[INTENTIONALLY OMITTED]".

7. Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth below to the Holders as of the date of this Agreement:

(a) No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company's stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.  The Company has reserved, and at all times shall reserve from its duly authorized capital stock a number of shares of Common Stock for issuance of the Exchange Shares.

(c) Equal Consideration.  Other than the terms contained in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Debentures or Warrants or Transaction Documents (as defined in each Prior Agreement).

(d) Survival and Bring Down.  All of the Company's representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The Company expressly reaffirms that each of the representations and warranties set forth in the Prior Agreements (as supplemented or qualified by the disclosures in any disclosure schedule to any Prior Agreement), continues to be true, accurate and complete in all material respects as of the date hereof (except as set forth in the disclosure schedules attached hereto) (the "April 2009 Disclosure Schedule"), and except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date), and the Company hereby remakes and incorporates herein by reference each such representation and warranty (as qualified by the April 2009 Disclosure Schedule) as though made on the date of this Agreement.

(e) Holding Period for the Exchange Shares. Pursuant to Rule 144, the holding period of the Exchange Shares shall tack back to the original issue date of the Warrants when and if issued in accordance with Section 5.  The Company agrees not to take a position contrary to this Section 7.  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Exchange Shares without restriction and not containing any restrictive legend without the need for any action by the Holder.

(f) No Event of Default.  No Event of Default (as defined in the Debentures) has occurred and is continuing as of the date hereof.

8. Representations and Warranties of the Holders.  Each Holder hereby makes the representation and warranty set forth below to the Company as of the date of this Agreement. Such Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

9. Public Disclosure.  On or before 9:30 am (Eastern Time) on the first Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to the Holders disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto.

10. Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Prior Agreements, Debentures and Warrants shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Prior Agreements, Debentures and Warrants.  Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any and all of the Prior Agreements, Debentures and Warrants as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other of the Prior Agreements, Debentures or Warrants, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

11. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders.

12. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Exchange Agreement.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

14. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

15. Fees and Expenses.  Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

16. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Exchange Agreement.

17. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

18. Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

19. Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

20. Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof

21. Independent Nature of Holders' Obligations and Rights.  The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

22. Re-Issuance of Debentures and Warrants. Upon the written request of either any of the Holders or the Company, each party shall use commercially reasonable efforts to deliver the instruments representing the original Debentures and Warrants to the Company in exchange for replacement instruments that reflect the revised terms of such securities as set forth in this Agreement.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TELANETIX, INC.

By: /s/  Douglas N. Johnson
     Name: Douglas N. Johnson
 Title:  Chief Executive Officer

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SIGNATURE PAGE FOR HOLDERS FOLLOW]

[HOLDER'S SIGNATURE PAGE TO TNXI AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder:                  Enable Growth Partners LP
Enable Opportunity Partners LP
Pierce Diversified Strategy Master Fund LLC, Ena

Signature of Authorized Signatory of Holder: /s/ Brendan O’Neil
Name of Authorized Signatory: Brendan O’Neil
Title of Authorized Signatory:   President and Chief Investment Officer______

[SIGNATURE PAGES CONTINUE]

[HOLDER'S SIGNATURE PAGE TO TNXI AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder:  Crescent International, LTD
Signature of Authorized Signatory of Holder: /s/ Maxi Brezzi
Name of Authorized Signatory:  Maxi Brezzi
Title of Authorized Signatory: Authorized Signatory